Exhibit 10.27.6
SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
     This Seventh Amendment to Loan and Security Agreement (this “Amendment”) is dated as of the 13th day of July, 2009, by and among EMERSON RADIO CORP. (“ERC US”), a Delaware corporation, EMERSON RADIO MACAO COMMERCIAL OFFSHORE LIMITED (“ER Macao”), a Macao corporation, MAJEXCO IMPORTS, INC. (“MI”), a California corporation, EMERSON RADIO (HONG KONG) LIMITED (“ER Hong Kong”), a Hong Kong corporation, and EMERSON RADIO INTERNATIONAL LTD. (“ER BVI”), a British Virgin Island company, jointly and severally as co-borrowers and co-obligors, except as set forth in Section 11.8 of the Loan Agreement, as defined below (collectively, the “Borrowers” and each is referred to individually herein as a “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Bank”).
BACKGROUND
          A. Borrowers and Bank are parties to a certain Loan and Security Agreement dated as of December 23, 2005 (as the same has been and may be amended or otherwise modified from time to time, the “Loan Agreement”), and the other Loan Documents (as defined in the Loan Agreement), Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Loan Agreement.
          B. Borrowers have informed Bank that certain Events of Default exist under the Loan Agreement as a result of failing to comply with Section 7.3 of the Loan Agreement for the calendar quarters ending December 31, 2008 and March 31, 2009. Such Events of Default are referred to herein as the “Existing Defaults”.
          C. Borrowers have requested and Bank has agreed to (i) waive the Existing Defaults and (ii) amend certain terms of the Loan Agreement, subject to the terms, conditions and provisions of this Amendment.
          NOW, THEREFORE, with the foregoing Background hereinafter deemed incorporated by this reference, the parties hereto, intending to be legally bound, promise and agree as follows:
     1. AMENDMENTS TO LOAN AGREEMENT
     Upon the effectiveness of this Amendment, the Loan Agreement is amended as follows:
          1.1 Definitions. The following definitions in Section 1.1 of the Loan Agreement are amended and restated as follows:
“Applicable Margin” means (a) prior to the Applicable Margin Adjustment Date (A) for any Prime Rate Loan, 1.25% and (B) for any LIBOR Loan, 2.75% and (b) on the Applicable Margin Adjustment Date and thereafter, the per annum rate of interest as determined pursuant to Section 2.2.5 hereof.
“Borrowing Base” means, on any date of determination thereof, an amount equal to:

     (i) the sum of (a) 85% of the total amount of Eligible Accounts plus (b) the lesser of (i) 85% of the total amount of Eligible Government Accounts and (ii) $500,000; provided that, such percentages shall be reduced on a point-for-point basis to the extent ERC US’s Dilution Rate exceeds 5.0%, plus
     (ii) 70% of the total amount of Eligible Special Accounts; provided that, the percentage shall be reduced on a point-for-point basis to the extent ERC US’s Dilution Rate exceeds 20%, plus
     (iii) the lesser of (a) the Inventory Sublimit and (b) the sum of (i) the lesser of (A) 85% of the NOLV of Eligible Inventory and (B) (x) during each period commencing on February 1 and continuing through August 31 of each calendar year, 60% and (y) during each period commencing on September 1 and continuing through January 31 of each calendar year, 55% of the total amount of Eligible Inventory, plus (ii) the lesser of (A) 85% of the NOLV of Eligible In-Transit Inventory, and (B) (x) during each period commencing on February 1 and continuing through August 31 of each calendar year, 60% and (y) during each period commencing on September 1 and continuing through January 31 of each calendar year, 55% of the total amount of Eligible In-Transit Inventory and (C) $18,000,000, plus (iii) the lesser of (A) 85% of the NOLV of Eligible Licensed Inventory, and (B) (x) during each period commencing on February 1 and continuing through August 31 of each calendar year, 60% and (y) during each period commencing on September 1 and continuing through January 31 of each calendar year, 55% of the total amount of Eligible Licensed Inventory and (C) (x) $3,000,0000 through and including December 31, 2009, (y) $2,000,000 commencing January 1, 2010 through and including December 31, 2010 and $0 at all time thereafter, plus (iv) the lesser of (A) 85% of the NOLV of Eligible LC Inventory, and (B) (x) during each period commencing on February 1 and continuing through August 31 of each calendar year, 60% and (y) during each period commencing on September 1 and continuing through January 31 of each calendar year, 55% of the total amount of Eligible LC Inventory, plus
     (iv) 100% of the cash proceeds received by ER Hong Kong in connection with the Subsidiary Sale and which proceeds are maintained at all times by ER Hong Kong in a Deposit Account at Bank pursuant to Section 5.15(a) hereof, plus
     (v) 100% of cash of Borrowers maintained in Deposit Account #2000018631676 and #2000030536885 with Bank (and such other Deposit Accounts agreed to by Borrowers and Bank); minus

     (vi) $3,000,000; minus
     (vii) any Reserves.
“Borrowing Base Certificate” means Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) (a “Borrowing Base Certificate”), and to which Borrowers shall attach the following, which shall be certified by the chief financial officer, controller or president of Borrower Agent to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a report listing all Accounts of Borrowers as of the last day of the prior calendar month or calendar week if Borrowers are required to provide such Borrowing Base Certificate more frequently than monthly (an “Accounts Receivable Report”) which shall include the amount and age of each Account on a due date aging basis, a detailing of all Accounts which do not constitute Eligible Accounts, Eligible Government Accounts or Eligible Special Accounts and such other information as Bank may require in order to verify the Eligible Accounts, Eligible Government Accounts and Eligible Special Accounts, all in reasonable detail and in form acceptable to Bank, (ii) a detailed summary report listing all Inventory, all Eligible Inventory, all Eligible In-Transit Inventory, Eligible LC Inventory and all Eligible Licensed Inventory of Borrowers by location as of the last day of the prior calendar month or calendar week if Borrowers are required to provide such Borrowing Base Certificate more frequently than monthly, the cost thereof and all Inventory which has not been timely sold by Borrowers in the ordinary course of business, and such other information as Bank may require relating thereto, all in form acceptable to Bank (an “Inventory Report”), (iii) a listing of all accounts payable of ERC US and MI, (iv) a listing of the amount of royalty payments owing to each licensor with respect to Inventory subject to a License Agreements sold by US Borrowers and which would be owing to each licensor with respect to Inventory subject to a License Agreement (including Eligible Licensed Inventory) and (v) any other report as Bank may from time to time require in its reasonable discretion, each prepared with respect to such periods and with respect to such information and reporting as Bank may require
“Excess Availability” means at a particular date, an amount equal to (a) the lesser of (i) the Revolver Commitment or (ii) the Borrowing Base (without deducting the amount set forth in clause (vi) thereof), minus (b) the sum of (i) the outstanding amount of Loans plus (ii) Letter of Credit Obligations, plus (iii) all amounts due and owing to Borrowers’ trade creditors which are outstanding beyond normal trade terms except for those Properly Contested, plus (iv) fees and expenses for which Borrowers are liable under this Agreement but which have not been paid, plus (v) all taxes due and owing to any federal, state or local governmental body except for those Properly Contested.

          1.2 New Definitions. The following new definitions are hereby added to Section 1.1 of the Loan Agreement:
“Applicable Margin Adjustment Date” means the later of (i) December 31, 2009 or (ii) the first day of the calendar month of the required delivery date for the financial statements delivered to Bank pursuant to Section 5.6(b) (other than with respect to the calendar month ending December 31, 2009) or Section 5.6(c)(ii) which evidences that Borrowers maintained a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for a period of four (4) consecutive, trailing calendar quarters.
“Eligible LC Inventory” means all finished goods Inventory otherwise constituting Eligible Inventory which is supported by a Purchase Order Supported Letter of Credit. For the avoidance of doubt, Eligible LC Inventory shall not be considered Eligible Inventory.
“Inventory Loan Reliance” means the positive difference, if any, between (a) the outstanding principal balance of Obligations and the face amount of all outstanding Letters of Credit and (b) the Borrowing Base (without including the amount determined pursuant to clause (iii) thereof) (as determined by Bank and whose determination shall be final and binding absent manifest error).
“Inventory Loan Reliance Percentage” means (a) the Inventory Loan Reliance divided by (b) the outstanding principal balance of Obligations and the face amount of all outstanding Letters of Credit (as determined by Bank and whose determination shall be final and binding absent manifest error).
“Purchase Order Supported Letters of Credit” means a documentary Letter of Credit issued by Bank supported by a confirmed purchase order for Eligible Inventory from a customer of a Borrower (confirmed in a manner acceptable to Bank in its sole discretion) which will be paid by a letter of credit in form and substance, and issued by a financial institution, acceptable to Bank in its sole discretion.
          1.3 Adjustment of Interest Rate. Section 2.2.5 of the Loan Agreement is amended and restated in its entirety and shall read as follows:
2.2.5 Adjustment of Interest Rate. Commencing on the Applicable Margin Adjustment Date (based upon prior calendar quarter’s average Excess Availability (as determined by Bank whose determination shall be final and binding absent manifest error)) and thereafter on the first day of each succeeding Interest Adjustment Period, the interest rate for all Loans for each applicable Interest Adjustment Period shall be determined based upon the prior calendar quarter’s average Excess Availability (as determined by Bank whose determination shall be final and binding absent manifest error), in accordance with the following matrix:

	Applicable Margin	Applicable Margin
Excess Availability	for Prime Rate Loans	for LIBOR Loans
Less than $5,000,000	1.50%	3.00%

Greater than or equal to $5,000,000 but less than $15,00,000	1.25%	2.75%

Greater than or equal $15,000,000	1.00%	2.50%
For purposes of the foregoing no downward rate adjustment shall occur if an Event of Default has occurred and is continuing on the applicable Interest Adjustment Date, such adjustment to take effect only upon the cure or waiver in writing (if any) of such Event of Default. In addition to the foregoing and in addition to Bank’s other rights and remedies hereunder, if during an Interest Adjustment Period it is determined that an Event of Default exists upon Bank’s receipt of Borrowers’ quarterly financial statements and compliance certificate for such fiscal quarter, then the interest rate for all Loans shall be retroactively reset as of the first day of such Interest Adjustment Period to the interest rate as of the last day of the immediately preceding Interest Adjustment Period (if such interest rate was higher).
          1.4 Letters of Credit. Clause (i) of Section 2.10.1 of the Loan Agreement is amended and restated in its entirety and shall read as follows:
(i) the aggregate face amount of Letters of Credit issued by Bank which are outstanding at any one time shall not exceed $36,000,000 and of such amount the aggregate face amount of Purchase Order Supported Letters of Credit issued by Bank which are outstanding at any one time shall not exceed $10,000,000;
          1.5 Purchase Order Supported Letters of Credit. The following new Section 2.10.3 is hereby added to the Loan Agreement:
2.10.3 Purchase Order Supported Letters of Credit. In addition to the other requirements and conditions contained herein, as a condition to Bank’s obligation to issue a Purchase Order Supported Letters of Credit, Borrowers shall deliver to Bank the following (each in form and substance satisfactory to Bank): (a) the reference number of the letter of credit supporting the confirmed purchase order in the application for the Letter of Credit; (b) a copy of the confirmed purchase order and letter of credit supporting the purchase order which letter of credit shall include the following: “Issuer acknowledges and consents to the security interest of Wachovia Bank, National Association (and its successors and assigns) (“Wachovia”) in and to the proceeds of this letter of credit, and agrees to pay the proceeds hereof to Wachovia upon receipt of written instructions of Wachovia, without the consent of beneficiary”, and (c) the letter of credit supporting the confirmed purchase order shall be advised to a Borrower through Wachovia Bank, National Association and payable to a Borrower to Borrowers’ collateral account number 2000018631676 at Bank.
          1.6 Commitment Fee. Section 2.11.2 of the Loan Agreement is amended and restated in its entirety and shall read as follows:
2.11.2 Commitment Fee. Borrowers shall pay to Bank a Revolver Commitment fee for each day equal to the product of (i) 0.375% on a per annum basis multiplied by (ii) the difference between (A) the then existing Revolver Commitment and (B) the aggregate outstanding amount of the Revolver Loans and Letter of Credit Obligations on such day, payable monthly on the first day of each month with respect to the immediately preceding month.
          1.7 Letter of Credit Fees. Section 2.11.3 of the Loan Agreement is amended and restated in its entirety and shall read as follows:
2.11.3 Letter of Credit Fees. Borrowers shall pay to Bank, at such times as Bank shall require, Bank’s normal scheduled fees and charges in connection with Letters of Credit, as in effect from time to time, and (a) with respect to standby Letters of Credit, at the time of issuance and renewal of each such Letter of Credit, a fee equal to the Applicable Margin for LIBOR Loans on a per annum basis on the face amount of the Letter of Credit for the period of time the Letter of Credit will be outstanding; (b) with respect to documentary Letters of Credit (other than Purchase Order Supported Letters of Credit), monthly in arrears on the first day of each calendar month, a fee equal to the Applicable Margin for LIBOR Loans minus 0.75% multiplied by the average daily maximum face amount of all outstanding documentary Letters of Credit computed at a per annum rate for each day; and (c) with respect to Purchase Order Supported Letters of Credit, monthly in arrears on the first day of each calendar month, a fee equal to the Applicable Margin for LIBOR Loans minus 1.25% multiplied by the average daily maximum face amount of all outstanding documentary Letters of Credit computed at a per annum rate for each day.

          1.8 Inspection of Books and Records and Field Examinations. Section 5.5 of the Loan Agreement is amended and restated in its entirety and shall read as follows:
5.5 Inspection of Books and Records and Field Examinations. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be required by Bank (which except upon the occurrence and during the continuance of any Event of Default, shall be upon reasonable notice and during reasonable business hours) and shall further permit such inspections, collateral appraisals, reviews and field examinations of its other books and records and properties (with such frequency and at such times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time. The cost of such field examinations, reviews, verifications, collateral appraisals, and inspections shall be borne by Borrowers at Bank’s then current rate (currently at a rate of $850 per examiner per day), plus Bank’s reasonable out-of-pocket expenses. Notwithstanding the foregoing, so long as no Event of Default then exists, Borrowers shall be responsible for costs and expenses associated with a maximum of two (2) examinations per year, two (2) examiners per examination and eight (8) days maximum per examination; provided, however, so long as the Inventory Loan Reliance Percentage was less than 30% (as determined by Bank on a quarterly basis for the sixth (6) month period ending on the date of determination and whose determination shall be final and binding absent manifest error) and so long as no Event of Default then exists, Borrowers shall be responsible for costs and expenses associated with a maximum of one (1) examinations per year, two (2) examiners per examination and eight (8) days maximum for one examination and five (5) days maximum for the second examination. In addition to the foregoing, Bank anticipates conducting Inventory appraisals (at Borrower’s sole cost and expenses) on a semi-annual basis or in each case on a more frequent basis as Bank may determine in its reasonable discretion.
          1.9 Borrowing Base Reporting Monthly and Annual Financial Statements. Section 5.6(a), Section 5.6(b) and Section 5.6(c) of the Loan Agreement is amended and restated in its entirety and shall read as follows:
(a) Periodic Borrowing Base Information. No later than 12:00 noon on the applicable Borrowing Base Reporting Date (or more frequently if required by Bank), Borrowers shall deliver to Bank a completed Borrowing Base Certificate certified by the chief financial officer, controller or president of Borrower Agent to be accurate and complete and in compliance with the terms of the Loan Documents, For purposes hereof, “Borrowing Base Reporting Date” shall mean:

     (i) tenth (10th) Business Day of the calendar month following a calendar month for which the outstanding principal balance of Obligations and the face amount of all outstanding Letters of Credit at all times during such calendar month was less than or equal to the aggregate amount determined pursuant to clauses (iv) and (v) of the definition of Borrowing Base; or
     (ii) the third (3rd) Business Day of every other calendar week following the Inventory Loan Reliance Percentage being less than 30% for three (3) consecutive Business Days until such time as the outstanding principal balance of Obligations and the face amount of all outstanding Letters of Credit was less than or equal to the aggregate amount determined pursuant to clauses (iv) and (v) of the definition of Borrowing Base for thirty (30) consecutive days and at such time Borrowers shall resume delivery of Borrowing Base Certificates on a monthly basis (i.e., no later than 12:00 noon on tenth (10th) Business Day of each calendar month); or
     (iii) the third (3rd) Business Day of every calendar week following either (A) the Inventory Loan Reliance Percentage being equal to or greater than 30% for three (3) consecutive Business Days or (B) Borrowers’ Excess Availability is equal to or less than $5,000,000 at all times during the prior calendar month (as determined by Bank in its reasonable discretion) until such time as, the Inventory Loan Reliance Percentage is less than 30% for thirty (30) consecutive days or Borrowers’ Excess Availability exceeds $5,000,000 for thirty (30) consecutive days (as determined by Bank in its reasonable discretion), as applicable, and at such time Borrowers shall resume delivery of Borrowing Base Certificates on a monthly basis (i.e., no later than 12:00 noon on tenth (10th) Business Day of each calendar month).
(b) Interim Statements. Within thirty (30) days after the end of each calendar month (other than calendar months ending March 31, June 30, September 30 or December 31) and within fifty (50) days after the end of each calendar month ending March 31, June 30, September 30 or December 31, a consolidated and consolidating balance sheet of Borrowers at the end of that period and a consolidated and consolidating income statement, and a statement of cash flows on a consolidated basis, for that period (and for the portion of the fiscal year ending with such period), setting forth in comparative form the figures for the same period of the preceding fiscal year. The foregoing statements shall be certified by the chief financial officer of Borrower Agent as true and correct and fairly representing the financial condition of Borrowers and their Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.

(e) Annual Statements. (i) Within seventy five (75) days after the end of each fiscal year, a consolidated financial report of Borrowers and their Subsidiaries containing a consolidated and consolidating balance sheet at the end of that period and a consolidated and consolidating income statement and statement of cash flow for that period, setting forth in comparative form the figures for the preceding fiscal year, together with footnotes with the foregoing statements shall be certified by the chief financial officer of Borrower Agent as true and correct and fairly representing the financial condition of Borrowers and their Subsidiaries and that such statements are prepared in accordance with GAAP and (ii) within one hundred ten (110) days after the end of each fiscal year, an audited consolidated financial report of Borrowers and their Subsidiaries containing a consolidated balance sheet at the end of that period and a consolidated income statement and statement of cash flow for that period, setting forth in comparative form the figures for the preceding fiscal year, together with footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP. Borrowers shall obtain such written acknowledgments from Borrowers’ independent certified public accountants with respect to the financial statements described in caluse (ii) above.
          1.10 Excess Availability. Section 6.17 of the Loan Agreement is amended and restated in its entirety and shall read as follows:
          6.17 RESERVED
          1.11 Fixed Charge Coverage Ratio. Section 7.1 of the Loan Agreement is amended and restated in its entirety and shall read as follows:
          7.1 Fixed Charge Coverage Ratio.
Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of the end of each calendar quarter commencing with the calendar quarter ending June 30, 2009. As used herein, “Fixed Charge Coverage Ratio” means (i) EBITDA, less the sum of (A) all unfinanced Capital Expenditures made in the Applicable Fiscal Period, and (B) any dividends, distributions or stock purchases permitted in Section 6.3 hereof paid in the Applicable Fiscal Period, and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds unless related to periods prior to the date hereof), divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt for the Applicable Fiscal period, plus (B) cash interest payments (including payments made in cash with respect to letter of credit fees) paid in the Applicable Fiscal Period. As used herein, (i) “EBITDA” means the sum of (A) consolidated net income of Borrowers and their Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary or other non-recurring or non-operating items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense (including expenses related to letter of credit fees), (2) income tax expense, and non-cash charges and (3) depreciation and amortization; (ii) “Capital Expenditures” means for any period the aggregate cost of all capital assets acquired by Borrowers and their Subsidiaries during such period, as determined in accordance with GAAP; (iii) “Applicable Fiscal Period” means the calendar year to date period for the calendar quarters on June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010 and thereafter a period of four (4) consecutive, trailing calendar quarters ending at the end of each prescribed calendar quarter and (iv) “Funded Debt” means (A) debt for borrowed funds (other than (x) the debt associated with the term loan provided by PNC Bank, National Association in the original principal amount of $7,500,000 and (y) the ERC Intercompany Payable), (B) debt for the deferred payment by one (1) year or more of any purchase money obligation, and (C) any subordinated debt.
          1.12 Advanced Sound and Image, LLC. Pursuant to that certain Fifth Amendment to Loan and Security Agreement dated as of February 28, 2008 among Borrowers and Bank (the “Fifth Amendment”), Bank consented to Borrowers entering into and consummating the ADCOM Transactions (as defined in the Fifth Amendment). Borrowers have informed Bank that they intend to terminate the ADCOM Transactions in their entirety in exchange for a $200,000 distribution from Advanced (as defined in the Fifth Amendment) to ERC US while writing off the remaining investment in and loan to Advanced (the “JV Termination”) and Borrowers have requested that Bank consent to the JV Termination. Upon the effectiveness of this Amendment, Bank consents to the JV Termination.
          1.13 Purchase of OLEVIA Trademark. Borrowers have informed Bank that a Borrower or an Affiliate of a Borrower intends to purchase that certain intellectual property in connection with the OLEVIA brand name and/or trademark (the “OLEVIA Purchase”) and Borrowers have requested that Bank consent to the OLEVIA Purchase. Upon the effectiveness of this Amendment, Bank consents to the OLEVIA Purchase so long as the (a) aggregate purchase price does not exceed $1,400,000 and (b) the documents, instruments and agreements evidencing the OLEVIA Purchase and the terms and conditions contained therein are acceptable to Bank in its sole discretion
          1.14 Purchase of Real Property. Borrowers have informed Bank that a Borrower or an Affiliate of a Borrower intends to purchase that certain parcel of real property (the “Real Estate Purchase”) commonly known as 85 Oxford Drive, Moonachie, New Jersey (the “Target Real Property”) and Borrowers have requested that Bank consent to the Real Estate Purchase and either consent to financing from a financial institution (“Real Estate Financing”) or otherwise provide the financing in connection therewith upon terms, conditions and documentation acceptable to Bank in its sole discretion. Upon the effectiveness of this Amendment, Bank consents to the Real Estate

Purchase so long as the (a) aggregate purchase price does not exceed $2,850,000 and (b) the documents, instruments and agreements evidencing the Real Estate Purchase and the terms and conditions contained therein are acceptable to Bank in its sole discretion. Upon the effectiveness of this Amendment, Bank consents to the Real Estate Financing so long as the (a) aggregate indebtedness incurred with respect thereto does not exceed $1,850,000, (b) the financial institution is acceptable to Bank in its sole discretion, (c) the Real Estate Financing in secured solely by the Target Real Property, (d) the financial institution providing the Real Estate Financing executes and delivers to Bank a Third Party Waiver and (e) the documents, instruments and agreements evidencing the Real Estate Financing and the terms and conditions contained therein are acceptable to Bank in its sole discretion. Borrowers agree to provide Bank final documents evidencing the Real Estate Purchase and Real Estate Financing at least five (5) Business Days prior to the effectiveness of each such transaction.
     2. WAIVER
          Upon the effectiveness of this Amendment, Bank hereby waives the Existing Defaults. The waiver of the Existing Defaults shall not constitute a waiver of any other Default or Event of Default. Nothing contained herein shall obligate Bank to grant any future waiver of any other Default or Event of Default or be deemed to constitute a course of conduct or course of dealing (whether similar or dissimilar).
     3. CONFIRMATION OF INDEBTEDNESS
          Each Borrower hereby confirms and agrees that, as of the close of business on June 30, 2009, the total principal amount of outstanding Revolver Loans under the Loan Agreement is $0, and the face amount of all outstanding Letters of Credit is $8,181,750 and that each Borrower is unconditionally liable to Bank for such amounts, together with all accrued and unpaid interest and expenses through the date hereof, without any set-off, deduction, counterclaim or defense.
     4. FURTHER ASSURANCES
          Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Bank all such agreements, instruments, certificates, assignments, financing statements and other documents, as Bank may reasonably require from time to time, to effectuate and implement the purposes of this Amendment. On or before August 15, 2008, Borrowers shall deliver to Lender authorizing resolutions authorizing each Borrower’s execution, delivery and performance of this Amendment.
     5. CONFIRMATION OF COLLATERAL
          Each Borrower covenants, confirms and agrees that as security for the repayment of the Obligations, Bank has, and shall continue to have, and is hereby granted a continuing lien on and security interest in the Collateral (including the Smith Barney Securities), all whether now owned or hereafter acquired, created or arising, including all proceeds thereof. Each Borrower acknowledges and agrees that nothing herein contained in any way impairs Bank’s existing rights and priority in the Collateral.

     6. REPRESENTATIONS AND WARRANTIES
          Each Borrower warrants and represents to Bank that:
          6.1 By execution of this Amendment, Borrowers confirm that all representations and warranties made by Borrowers to Bank shall be true and correct in all material respects, with the same effect as though the representations and warranties had been made on and as of the date hereof, except to the extent such representation and warranty are made as of a specific prior date.
          6.2 The execution and delivery by each Borrower of this Amendment and the performance of the transactions herein contemplated (i) are and will be within its power, (ii) have been authorized by all necessary action, and (iii) are not and will not be in contravention of any order of court or other agency of government, of law, of any organization document of such Borrower or of any indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.
          6.3 This Amendment and any assignment or other instrument, document or agreement executed and delivered in connection herewith, will constitute the legal, valid and binding obligations of each Borrower, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally.
          6.4 After giving effect to Section 2 of this Amendment, there are no outstanding Defaults or Events of Default under any of the Loan Documents.
          6.5 There has been no change which could have a Material Adverse Effect on any Borrower since the date of the most recent financial statements of such Borrower delivered to Bank from time to time.
     7. EFFECTIVENESS CONDITIONS
          This Amendment shall not be effective until the following conditions have been met to the sole satisfaction of Bank (which satisfaction shall be evidenced by Bank’s counter-execution and delivery to ERC US of a fully executed counterpart of this Amendment):
               (i) Borrowers shall have executed and delivered to Bank this Amendment.
               (ii) Borrowers shall have paid to Bank, in immediately available funds, a non-refundable waiver and amendment fee in an amount equal to $50,000, which fee is fully earned by Bank upon the execution of this Amendment.
     8. PAYMENT OF EXPENSES
          Borrowers shall pay or reimburse Bank for all reasonable attorneys’ fees and expenses and all reasonable out of pocket costs in connection with the analysis, preparation, negotiation and execution of this Amendment and all agreements, instruments and documents provided for herein or related hereto.

     9. REAFFIRMATION
          This Amendment shall be incorporated into and made part of the Loan Agreement. Except as expressly modified by the terms hereof, all of the terms and conditions of the Loan Agreement, and all of the other Loan Documents, are hereby reaffirmed and shall continue in full force and effect as therein written.
     10. RELEASE
          As further consideration for the agreement of Bank to enter into this Amendment, each Borrower hereby waives, releases, and discharges Bank, all affiliates of Bank and all of the directors, officers, employees, attorneys and agents of Bank and all affiliates of such Persons, from any and all known claims, demands, actions or causes of action existing as of the date hereof, arising out of or in any way relating to this Amendment, the Loan Agreement, the Loan Documents and/or any documents, agreements, instruments, dealings or other matters connected with this Amendment, the Loan Agreement, the Loan Documents or the administration thereof.
     11. MISCELLANEOUS
          11.1 Integrated Agreement. The Loan Documents and this Amendment shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank’s rights, remedies and security. If, after applying the foregoing, an inconsistency still exists, the provisions of this Amendment shall control.
          11.2 Severability. Any provision hereof, or of the Loan Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.3 Non-Waiver. No omission or delay by Bank in exercising any right or power under this Amendment, or the Loan Documents or any related agreement will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and signed by Bank and then only to the extent specified. Bank’s rights and remedies are cumulative and concurrent and may be pursued singly, successively or together.
          11.4 Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.
          11.5 Survival. All warranties, representations and covenants made by Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Amendment, shall be considered to have been relied upon by Bank. All statements in any such certificate or other instrument shall constitute warranties and representations by Borrower hereunder. All warranties, representations, and covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until the Obligations are indefeasibly paid and satisfied in full.

          11.6 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of Borrowers and Bank, and their respective successors and assigns; provided, that Borrowers may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.
          11.7 Governing Law. This Amendment, the Loan Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.
          11.8 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AMENDMENT OR THE LOAN AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO AND ACCEPT THIS AMENDMENT.
          11.9 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission or pdf shall be deemed to be an original signature hereto.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:	EMERSON RADIO CORP.
	By:	/s/ Greenfield Pitts
	Name:	Greenfield Pitts
	Title:	Group CFO, EVP

EMERSON RADIO MACAO COMMERCIAL OFFSHORE LIMITED
	By:	/s/ Lau Ho Kit, Ivan
	Name:	LAU HO KIT, IVAN
	Title:	CFO-ASIAN OPERATIONS

MAJEXCO IMPORTS, INC.
	By:	/s/ Greenfield Pitts
	Name:	Greenfield Pitts
	Title:	Group CFO, EVP

SIGNED, SEALED and DELIVERED		)
as a Deed for and in the name of		)
EMERSON RADIO (HONG KONG) LIMITED		)
by its attorney	/s/ Lau Ho Kit, Ivan	)
Name: LAU HO KIT, IVAN		)
in the presence of		)

Witness: Name: AU MEI YI, ANGEL
Signature:	/s/ Au Mei Yi, Angel

EMERSON RADIO INTERNATIONAL LTD.
By:	/s/ Lau Ho Kit, Ivan
Name:	LAU HO KIT, IVAN
Title:	CFO-ASIAN OPERATIONS

[SIGNATURE PAGE TO SEVENTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT]

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BANK:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Georglos C. Kyvetnitis
	Name:	Georglos C. Kyvetnitis
	Title:	Director
[SIGNATURE PAGE TO SEVENTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT]

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